As filed with the Securities and Exchange Commission on February 3, 2014

Registration No. 033-64729

033-64731

333-42915

333-66031

333-42730

333-156095

333-175933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-64729

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-64731

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42915

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-66031

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42730

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156095

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175933

UNDER

THE SECURITIES ACT OF 1933

COSTA INC.

(Exact name of registrant as specified in its charter)

Rhode Island	05-0126220
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

24 Albion Road, Suite 330

Lincoln, Rhode Island 02865

(401) 335-3400

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

A.T. Cross Company Restricted Stock Plan

A.T. Cross Company Non-Qualified Stock Option Plan

A.T. Cross Company Defined Contribution Retirement Plan

A.T. Cross Company Omnibus Incentive Plan

(Full Title of the Plan)

Tina Benik

General Counsel and Corporate Secretary

Costa Inc.

24 Albion Road, Suite 330

Lincoln, Rhode Island 02865

(401) 335-3400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Matthew J. Gardella, Esq.

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, MA 02199

(617) 239-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Costa Inc., a Rhode Island corporation (the “Company”), remove from registration all shares of Class A common stock, par value $1.00 per share (the “Common Stock”), of the Company registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 033-64729), which was filed with the Commission on December 4, 1995, pertaining to the registration of 60,000 shares of Common Stock relating to the A.T. Cross Company Restricted Stock Plan.

•	Registration Statement on Form S-8 (No. 033-64731), which was filed with the Commission on December 4, 1995, pertaining to the registration of 675,000 shares of Common Stock relating to the A.T. Cross Company Non-Qualified Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-42915), which was filed with the Commission on December 22, 1997, pertaining to the registration of 300,000 shares of Common Stock relating to the A.T. Cross Company Defined Contribution Retirement Plan.

•	Registration Statement on Form S-8 (No. 333-66031), which was filed with the Commission on October 23, 1998, pertaining to the registration of 200,000 shares of Common Stock relating to the A.T. Cross Company Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-42730), which was filed with the Commission on August 1, 2000, pertaining to the registration of 1,100,000 shares of Common Stock relating to the A.T. Cross Company Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-156095), which was filed with the Commission on December 12, 2008, pertaining to the registration of 800,000 shares of Common Stock relating to the A.T. Cross Company Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-175933), which was filed with the Commission on August 1, 2011, pertaining to the registration of 900,000 shares of Common Stock relating to the A.T. Cross Company Omnibus Incentive Plan.

On November 7, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Essilor International SA, a French société anonyme (“Essilor”), and GWH Acquisition Sub Inc., a Rhode Island corporation and an indirect wholly-owned subsidiary of Essilor (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Essilor. The Merger became effective at 8:42 a.m., Eastern Standard Time, on January 31, 2014 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Rhode Island.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by the Company, Essilor or Merger Sub) converted into the right to receive $21.50 per share in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Lincoln, in the State of Rhode Island, on February 3, 2014.

COSTA INC.

By:	/s/ Tina C. Benik
	Name:	Tina C. Benik
	Title:	General Counsel and Corporate Secretary

Note:	No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.